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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of F.N.B. Corporation for the registration 832,118 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 1998, with respect to the consolidated financial statements of F.N.B. Corporation incorporated by reference in its annual report on Form 10-K dated March 18, 1998 and our report dated March 31, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated April 3, 1998, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP


Pittsburgh, Pennsylvania
April 8, 1998